UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 22, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-12994	52-1802283
Delaware	000-50694	52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5425 Wisconsin Avenue

Suite 500

Chevy Chase, Maryland 20815

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (301) 968-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on November 22, 2006, The Mills Corporation (“TMC”) and The Mills Limited Partnership (“TMLP”) completed a restructured transaction with Colony Capital Acquisitions, LLC (“Colony”) and Kan Am USA Management XXII Limited Partnership (the “Colony/KanAm Transaction”) with regard to TMC’s and TMLP’s Meadowlands Xanadu project (the “Project”). The Colony/KanAm transaction was effected pursuant to a Transaction Agreement, dated as of November 22, 2006, by and among Colony Xanadu, LLC, Colony Xanadu II, LLC, Colony Xanadu III, LLC, TMC, TMLP, Meadowlands Mills L.L.C., Kan Am USA XV Limited Partnership, Kan Am USA XVI Limited Partnership, Kan Am USA XX Limited Partnership, Kan Am USA XXII Limited Partnership, Kan Am USA XXIII Limited Partnership and Meadowlands Mills Limited Partnership (the “Transaction Agreement”).

Pursuant to the terms of the Transaction Agreement and related agreements, among other things,

•	all future financial obligations of TMC and TMLP to the Project were eliminated;

•	TMC and TMLP were released or indemnified from any obligations related to the Project to contractors, Kan Am, the Meadowlands Mills Limited Partnership, the New Jersey Sports and Exposition Authority and the State of New Jersey;

•	TMC’s and TMLP’s obligation to provide construction financing for the Project under certain terms and conditions and their guarantee of preferences to Kan Am were terminated;

•	TMC and TMLP were indemnified with respect to all pre-closing obligations of the Project to third parties;

•	TMC and TMLP are liable to Colony and Kan Am on certain representations and warranties made in connection with the transaction, subject to customary baskets and survival periods, provided that TMC’s and TMLP’s liability thereunder is limited to $25 million of distributions received from the Meadowlands Mills Limited Partnership, if any; and

•	TMC agreed to subordinate its capital account in Meadowlands Mills Limited Partnership to those held by Colony and Kan Am.

In consideration for the above described releases and indemnities, TMC issued to two affiliates of Colony, at a discounted cash price of $155 million, subordinated notes of TMC having an aggregate face amount of $175 million. Of this amount, $87.5 million matures on September 30, 2007 and $87.5 million matures on September 30, 2008. The $155 million of cash proceeds from the issuance of these notes was then contributed by TMC to TMLP in exchange for two newly created series of preferred units of TMLP. TMLP then contributed these proceeds to the Meadowlands Mills Limited Partnership.

At closing, TMLP also placed in escrow $46.1 million for use by the Meadowlands Mills Limited Partnership, representing TMLP’s incremental Project funding through the remainder of the year, and TMLP repurchased for $9.6 million all of the outstanding Series D preferred units of TMLP held by an outside investor. The escrow was funded under TMLP’s senior term loan with Goldman Sachs Mortgage Company (“GSMC”).

As part of the Colony/KanAm transaction, Colony Xanadu, LLC, Colony Xanadu II, LLC and Colony Xanadu III, LLC were admitted to the Meadowlands Mills Limited Partnership with Colony Xanadu, LLC replacing Meadowlands Mills L.L.C., a wholly-owned subsidiary of TMLP, as managing general partner. Meadowlands Mills L.L.C. is now a limited partner of the Meadowlands Mills Limited Partnership, which has been renamed the Meadowlands Limited Partnership. Meadowlands Mills L.L.C. does not expect to realize any return on its remaining limited partner interest in the Project in the foreseeable future, if ever.

Colony has committed to fund the Meadowlands Limited Partnership with $390 million in equity and an additional $100 million in performance guarantees. The equity commitment amount includes approximately $20 million funded at closing and $155 million contributed by TMLP to the Project partnership from the proceeds of the TMC subordinated notes for which Colony received capital account credit.

Meadowlands Mills L.L.C. has retained a right of first offer in the event the other partners in the Project desire to sell their interests in the Project or effect a sale of the Project.

Also as part of the Colony/KanAm transaction, Laurence C. Siegel, former Chief Executive Officer of TMC, and certain other employees of TMC dedicated to the Project are becoming employees of an affiliate of the Meadowlands Limited Partnership. Mr. Siegel also resigned as Non-Executive Chairman of the Board of Directors of TMC but remains a member of the Board.

In connection with the Colony/Kan Am transaction, TMLP and TMC entered into an amendment of TMLP’s senior term loan with GSMC. Pursuant to such amendment, GSMC consented to the consummation of the Colony/Kan Am transaction, including the issuance of the subordinated notes by TMC to the affiliates of Colony. The amendment also included customary limitations on the ability of TMC to enter into future amendments of the subordinated notes.

TMC and TMLP have a long-standing relationship with Kan Am, a German syndicator of closed and open-end real estate funds, and its affiliates, which has been TMLP’s partner on the Meadowlands Xanadu development project since its inception in 1997. Since 1994, Kan Am has invested approximately $1 billion in equity in various projects with TMC. Kan Am currently has three representatives on TMC’s Board of Directors: James Braithwaite, Dietrich von Boetticher and Franz von Perfall.

As previously announced, TMC is working closely with outside advisors Goldman, Sachs & Co. (an affiliate of GSMC) and JP Morgan Securities Inc. on the exploration of strategic alternatives.

Item 2.06 Material Impairments.

In connection with the Colony/KanAm Transaction, TMC and TMLP expect to record an impairment charge during the fourth quarter of 2006 in an amount equal to Meadowlands Mills L.L.C.’s entire investment in the Meadowlands Mills Limited Partnership prior to the admission of Colony into the Project, including the capital contributed over the balance of this year and the full amount of the subordinated debt issued by TMC as a part of the transaction. As previously disclosed, TMC and TMLP have not completed the pending restatement of their historical financial statements and, as a result, have not closed their books for the first three quarters of 2006. Therefore, TMC and TMLP are not able to determine at this time the precise amount of the impairment charge. However, TMC and TMLP currently estimate that the impairment charge will be in the range of $635 million to $655 million.

Item 3.02. Unregistered Sales of Equity Securities.

As indicated under Item 1.01 above, as part of the transaction with Colony and Kan Am, on November 22, 2006, TMLP issued two newly created series of preferred units, Series H-1 and H-2 Redeemable Preferred Partnership Units, to TMC in exchange for the contribution by TMC of the $155 million of proceeds TMC received from the issuance of its subordinated notes to affiliates of Colony.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed on October 2, 2006, in connection with the appointment of Mark S. Ordan as TMC’s Chief Executive Officer and President on October 1, 2006, Mr. Ordan is eligible to receive special bonus payments of up to $1.7 million, subject to the satisfaction of certain performance criteria. As previously disclosed in a Current Report on Form 8-K filed on October 17, 2006, in connection with the closing of the sale of TMLP’s’ interests in Vaughan Mills, St. Enoch Centre and Madrid Xanadú, Mr. Ordan received $125,000 of the $1.7 million total. In connection with the closing of the Colony/KanAm Transaction, he received $250,000.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Colony/KanAm Transaction, on November 22, 2006, TMC, in its capacity as the general partner of TMLP, amended the Limited Partnership Agreement of TMLP to:

•	permit additional partnership units to be issued to TMC, as general partner, in connection with either an incurrence of debt or issuance of equity by TMC, the proceeds of which are contributed by TMC to TMLP, provided that the debt or equity have, respectively, payment terms or designations, preferences or other rights, as the case may be, such that the economic interests attributable to such debt or equity are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to TMC;

•	establish the Series H-1 and H-2 Redeemable Preferred Partnership Units of TMLP; and

•	with respect to the outstanding Series B, C, E, F and G preferred units of TMLP, all of which are held by TMC, and in connection with the repurchase by TMLP of all of the outstanding Series D preferred units as part of the Colony/KanAm transaction, to provide that parity preferred units may be repurchased by TMLP with the consent of TMC as holder of the Series B, C, E, F and G preferred units, as applicable.

A copy of the Ninth Amendment to Limited Partnership Agreement of TMLP, including the Designation, Preferences and Rights of Series H-1 Redeemable Preferred Units of TMLP and the Designation, Preferences and Rights of Series H-2 Redeemable Preferred Units of TMLP, is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

Rescheduled 2006 Annual Meeting of Shareholders. On November 29, 2006, TMC announced that its Board of Directors has rescheduled TMC’s 2006 annual meeting of shareholders from Thursday, December 21, 2006 to Friday, December 29, 2006, which is consistent with the alternate scheduling TMC announced on November 10, 2006. The meeting will be held at 10:00 a.m. at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, Maryland.

Update on Timing for Filing 2005 Form 10-K. TMC also announced on November 29, 2006 that it currently expects to file its 2005 Form 10-K with the Securities and Exchange Commission within the next several weeks. TMC is working diligently with Ernst & Young, its outside auditor, to complete the restated financial statements.

Response to Revised Version of Gazit-Globe’s Conditional Proposal. On November 28, 2006, TMC responded to a revised version of Gazit-Globe’s conditional proposal to invest in a recapitalization of TMC. In such response, TMC noted the following:

TMC again welcomes Gazit-Globe and its chairman, Chaim Katzman, to participate in TMC’s ongoing exploration of strategic alternatives. TMC’s management and Board of Directors have repeatedly invited Gazit-Globe to enter that process by signing a confidentiality and standstill agreement on terms similar to those agreed to by numerous other interested parties, including one of TMC’s largest shareholders. The Board of Directors is considering all possible alternatives that would enhance shareholder value, and in that light would like to evaluate a Gazit-Globe proposal that is fully informed by due diligence in order to compare it against any other proposals that TMC may receive from other bidders.

Unfortunately, Gazit-Globe has repeatedly refused to agree to the ground rules that the Board has set, and other very credible suitors are following, to ensure a fair, orderly and competitive process. As a consequence, Gazit has put itself in a position where it is unable to review all relevant information necessary to submit a fully informed, unconditional proposal. Gazit-Globe’s current revised proposal, like its previous offer, is highly conditional and subject to completion of due diligence that is has refused to begin.

The Board, informed by its discussions with management and its advisors, has numerous specific concerns about Gazit-Globe’s highly conditional proposal, including among others:

— The fact that the proposal requires the completion of a due diligence investigation of TMC- which Gazit-Globe has so far refused to commence due to their refusal to sign an appropriate confidentiality and standstill agreement; and

— The fact that Gazit-Globe’s proposal, as currently structured, would give Mr. Katzman control of the Company, leaving public shareholders with both an unprotected minority position and no opportunity to receive a control premium.

All other interested parties have engaged in a due diligence process. Without carefully reviewing the diligence information that has been provided to all other potential bidders, Gazit-Globe will not be able to produce an unconditional offer in the same timeframe as other bidders. Access to TMC’s diligence information has repeatedly been offered to Mr. Katzman on the condition that Gazit-Globe sign an appropriate confidentiality and standstill agreement.

TMC believes that Gazit-Globe can best address its concerns by joining the strategic alternatives process and developing a fully informed proposal that can be compared on a level playing field against other potential proposals. Numerous well-capitalized potential buyers have already substantially completed due diligence and are waiting for the restated financials to submit their final bids. TMC’s strategic alternatives process is deliberate, well considered and well advised and the Company believes it will deliver maximum value to TMC’s shareholders. By contrast, TMC believes that Gazit-Globe’s actions and initiation of litigation only disrupt the orderly conclusion of the strategic alternatives process and frustrate the best interests of its shareholders.

TMC has recently taken numerous actions to streamline TMC and prepare it for a strategic transaction. A few of the recent accomplishments include:

— the elimination of TMC’s’ financial obligations as part of the Colony/KanAm Transaction;

— the sale of TMC’s international assets which enabled TMLP to reduce its Senior Term Loan by approximately $458 million and simplify its organizational structure;

— the sale of non-core development projects such as the office and residential portion of 108 North State Street and Mercati Generali; and

— changing virtually all of the senior management team, including the CEO and CFO.

These actions were accomplished in close coordination with TMC’s Board and members of the Special Committee who are assisting TMC in its strategic alternatives process.

The Audit Committee of the Board has been working extensively with its outside auditors at Ernst & Young LLP, and with its special legal counsel at Gibson, Dunn & Crutcher LLP, to complete the restatement of TMC’s financials and the related investigation into TMC’s historic accounting practices. When that process is complete, TMC intends to move forward rapidly to complete its strategic alternatives process and request final proposals from interested parties. TMC would very much like Gazit-Globe to be one of the final bidders in this process, and once again invites Gazit-Globe to sign a confidentiality and standstill agreement and participate in the process to achieve value for all TMC’s shareholders.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
10.1	Ninth Amendment to Limited Partnership Agreement of TMLP, including the Designation, Preferences and Rights of Series H-1 Redeemable Preferred Units of TMLP and the Designation, Preferences and Rights of Series H-2 Redeemable Preferred Units of TMLP

Statements in this Current Report on Form 8-K that are not historical - including as to the timing for filing TMC’s 2005 Form 10-K, the impairment charge TMC and TMLP expect to record as a result of the Colony/KanAm Transaction and TMC’s’ exploration of strategic alternatives and other transactions and steps—may be deemed forward-looking statements within the meaning of the federal securities laws. Although TMC and TMLP believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, TMC and TMLP can give no assurance that their expectations will be attained or that the exploration of strategic alternatives will result in any transaction and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. TMC and TMLP undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to TMC’s and TMLP’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10K, for a discussion of such risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation, its general partner

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

Date: November 29, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Ninth Amendment to Limited Partnership Agreement of TMLP, including the Designation, Preferences and Rights of Series H-1 Redeemable Preferred Units of TMLP and the Designation, Preferences and Rights of Series H-2 Redeemable Preferred Units of TMLP